EXHIBIT 15.1

KPMG AG
Audit Financial Services
Badenerstrasse 172	P.O. Box	Telephone +41 58 249 31 31
CH-8004 Zurich	CH-8036 Zurich	Fax +41 58 249 44 06
Internet www.kpmg.ch

Credit Suisse Group AG

Zurich, Switzerland

Re: Registration Statement filed on Form F-4 on May 27, 2016

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated May 10, 2016 related to our review of interim financial information of Credit Suisse Group AG as of March 31, 2016 and 2015 and for the three-month periods ended March 31, 2016 and 2015.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG AG

/s/ Nicholas Edmonds	/s/ Anthony Anzevino
Nicholas Edmonds	Anthony Anzevino
Licensed Audit Expert	Global Lead Partner

Zurich, Switzerland

May 27, 2016

KPMG AG/SA, a Swiss corporation, is a subsidiary of KPMG Holding AG/SA, which is a member of the KPMG network of independent firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss legal entity. All rights reserved. The KPMG name, logo and “cutting through complexity” are registered trademarks.

Member of the Swiss Institute of Certified Accountants and Tax Consultants